Exhibit 99.1

YETI Reports Third Quarter 2020 Results
Net Sales Increased 29%
Gross Margin Expanded 670 Basis Points
EPS Increased 137% to $0.58; Adjusted EPS Increased 126% to $0.61

Austin, Texas, November 5, 2020 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the third quarter ended September 26, 2020.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Information,” “Revised Non-GAAP Financial Measures Beginning in Fiscal 2020,” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “YETI continued to successfully harness both the momentum we experienced pre-pandemic and the accelerating interest in active, outdoor activities during the pandemic. During this dynamic period, we generated very strong third quarter revenue growth of +29% and expanded operating margin by 900 basis points. In addition, we continued to strengthen our balance sheet by amassing $235 million of cash and voluntarily paid down $50 million of debt in the process. We are now focused on continuing the momentum through the 2020 holidays and into 2021 as we build supply to meet demand across our omni-channel and invest in the long-term, sustainable growth of the brand.”

Mr. Reintjes concluded, “YETI’s performance in the quarter and throughout 2020 is a result of the incredible efforts of our global employees who have not only adapted but thrived in this extraordinary environment, and our customers and partners who have continued to show their support and confidence in our innovation and our brand.”

For the Three Months Ended September 26, 2020

Net sales increased 29% to $294.6 million, compared to $229.1 million during the same period last year.

•Direct-to-consumer (“DTC”) channel net sales increased 62% to $150.4 million, compared to $92.9 million in the prior year quarter, driven by strong performance in both Coolers & Equipment and Drinkware. The increase was primarily due to the continued strong demand for outdoor recreation and leisure lifestyle products and an increasing shift to online shopping as a result of the ongoing COVID-19 pandemic.
•Wholesale channel net sales increased 6% to $144.2 million, compared to $136.2 million in the same period last year, primarily driven by Drinkware.
•Drinkware net sales increased 31% to $165.9 million, compared to $126.4 million in the prior year quarter, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 27% to $124.2 million, compared to $97.8 million in the same period last year, driven by strong performance in hard coolers, soft coolers, outdoor living products, cargo, and bags.

Gross profit increased 45% to $174.0 million, or 59.1% of net sales, compared to $120.1 million, or 52.4% of net sales, in the third quarter of Fiscal 2019. The 670 basis point increase in gross margin was primarily driven by a favorable shift in our channel mix led by an increase in DTC channel net sales, product cost improvements, decreased tariffs, and lower inbound freight.

Selling, general, and administrative (“SG&A”) expenses increased 21% to $103.9 million compared to $86.1 million in the third quarter of Fiscal 2019. As a percentage of net sales, SG&A expenses decreased 230 basis points to 35.3% from 37.6% in the prior period. This decrease was primarily due to 380 basis points of non-variable expense leverage on higher net sales, including leverage on higher expenditures in areas such as employee costs, marketing, distribution costs, and professional fees. Variable expenses deleveraged by 150 basis points, driven by our faster growing DTC channel which grew to 51% of net sales during the period.

Operating income increased 106% to $70.1 million, or 23.8% of net sales, compared to $34.0 million, or 14.8% of net sales, during the prior year quarter.

Adjusted operating income increased 98% to $72.4 million, or 24.6% of net sales, compared to $36.6 million, or 16.0% of net sales, during the same period last year.

Net income increased 142% to $51.4 million, or 17.5% of net sales, compared to $21.3 million, or 9.3% of net sales, in the prior year quarter; Net income per diluted share increased 137% to $0.58, compared to $0.25 per diluted share in the prior year quarter.

Adjusted net income increased 130% to $53.5 million, or 18.2% of net sales, compared to $23.2 million, or 10.1% of net sales, in the prior year quarter; Adjusted net income per diluted share increased 126% to $0.61, compared to $0.27 per diluted share in the prior year quarter.

Adjusted EBITDA increased 84% to $80.2 million, or 27.2% of net sales, from $43.7 million, or 19.1% of net sales, during the same period last year.

For the Nine Months Ended September 26, 2020

Net sales increased 16% to $716.0 million, compared to $616.1 million in the prior year.

•DTC channel net sales increased 53% to $363.1 million, compared to $237.2 million in the prior year period, driven by both Drinkware and Coolers & Equipment. The increase was primarily due to the continued strong demand for outdoor recreation and leisure lifestyle products and an increasing shift to online shopping as a result of the ongoing COVID-19 pandemic.
•Wholesale channel net sales decreased 7% to $352.9 million, compared to $379.0 million in the same period last year, primarily driven by Coolers & Equipment. The decline in wholesale channel net sales was mainly driven by the effects of the COVID-19 pandemic on temporary store closures during the first half of the year.
•Drinkware net sales increased 18% to $392.9 million, compared to $334.3 million in the prior year period, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and sizes, and strong demand for customization.
•Coolers & Equipment net sales increased 17% to $312.3 million, compared to $266.6 million in the same period last year. The strong performance was driven by growth in hard coolers, soft coolers, and outdoor living products, partially offset by a decline in bags.

Gross profit increased 29% to $404.0 million, or 56.4% of net sales, compared to $313.0 million, or 50.8% of net sales, in the prior year. The 560 basis point increase in gross margin was primarily driven by a favorable shift in our channel mix led by an increase in DTC channel net sales, product cost improvements, lower inbound freight, and decreased tariffs.

Selling, general, and administrative (“SG&A”) expenses increased by 15% to $271.2 million compared to $235.2 million in the prior year. As a percentage of net sales, SG&A expense decreased 30 basis points to 37.9% from 38.2% in the prior period. This decrease was primarily due to 270 basis points of non-variable expense leverage on higher net sales, including leverage on marketing expenses, higher employee costs, lower non-cash stock-based compensation expense, partially offset by deleverage on higher distribution costs. Variable expenses deleveraged by 240 basis points, driven by our faster growing DTC channel which grew to 51% of net sales during the period.

Operating income increased 71% to $132.8 million, or 18.5% of net sales, compared to $77.8 million, or 12.6% of net sales, during the prior year.

Adjusted operating income increased 58% to $139.8 million, or 19.5% of net sales, compared to $88.7 million, or 14.4% of net sales, during the same period last year.

Net income increased 104% to $93.4 million, or 13.0% of net sales, compared to $45.7 million, or 7.4% of net sales, in the prior year; Net income per diluted share increased 101% to $1.07, compared to $0.53 per diluted share in the prior year.

Adjusted net income increased 83% to $99.0 million, or 13.8% of net sales, compared to $54.0 million, or 8.8% of net sales in the prior year period; Adjusted net income per diluted share increased 80% to $1.13, compared to $0.63 per diluted share in the same period last year.

Adjusted EBITDA increased 48% to $162.0 million, or 22.6% of net sales, from $109.8 million, or 17.8% of net sales, during the prior year.

Balance Sheet and Cash Flow Highlights

Cash increased to $234.8 million, compared to $34.6 million at the end of third quarter of 2019.

Inventory decreased 36% to $134.6 million, compared to $209.2 million at the end of the third quarter of 2019. During the final weeks of the first quarter of 2020, YETI took decisive actions in response to government mandates and retail store closures due to the COVID-19 pandemic by reducing purchase orders to align with demand forecasts at the time and to provide enhanced financial flexibility. This disruption contributed to the inventory decline during the third quarter, which was further exacerbated by the overall strong demand during the period. YETI continues to work to replenish its distribution channels to meet customer demand during the current quarter and into fiscal 2021.

Total debt, excluding finance leases and unamortized deferred financing fees, was $238.8 million, compared to $298.0 million at the end of the third quarter of 2019. During the first nine months of 2020, YETI made mandatory and voluntary debt payments of $11.3 million and $50.0 million, respectively, and fully repaid all precautionary first quarter borrowings of $50.0 million under its revolving credit facility. Accordingly, at the end of the third quarter of 2020, we had no outstanding borrowings and $150.0 million available for borrowing under our revolving credit facility. Our ratio of net debt (as defined below) to adjusted EBITDA for the trailing twelve months was 0.0 times at the end of the third quarter of 2020 compared to 1.6 times at the end of the same period last year.

Cash flow provided by operating activities was $239.1 million, compared to $26.6 million for the nine months ended September 28, 2019. Capital expenditures were $10.9 million, compared to $24.2 million during the same period last year.

Fourth Quarter Fiscal 2020 Outlook

Due to the uncertainty of the duration and severity of the COVID-19 pandemic, YETI is only providing the following limited outlook for the fourth quarter of Fiscal 2020:

•Net sales are expected to increase between 15% and 16%, reflecting expectations for strong demand balanced by inventory constraints and including the impact of the 53rd week in Fiscal 2020;
•Net income per diluted share is expected to be between $0.55 and $0.58, compared to $0.05 in the fourth quarter of Fiscal 2019; and
•Adjusted net income per diluted share is expected to be between $0.57 and $0.60, reflecting 31% to 38% growth compared to the fourth quarter of Fiscal 2019.

Ratio of Net Debt to Adjusted EBITDA
Net debt as of September 26, 2020, which is total debt, excluding finance leases and unamortized deferred financing fees, of $238.8 million less cash of $234.8 million, divided by adjusted EBITDA for the trailing twelve months, was 0.0 times. Adjusted EBITDA for the trailing twelve months ended September 26, 2020 was $223.8 million and is calculated using the full year 2019 adjusted EBITDA of $171.6 million, less adjusted EBITDA for the first nine months of 2019 of $109.8 million, plus adjusted EBITDA for the first nine months of 2020 of $162.0 million.

Net debt as of September 28, 2019, which is total debt, excluding finance leases and unamortized deferred financing fees, of $298.0 million less cash of $34.6 million, divided by adjusted EBITDA for the trailing twelve months, was 1.6 times. Adjusted EBITDA for the trailing twelve months ending September 28, 2019 was $162.0 million and is calculated using the full year 2018 adjusted EBITDA of $149.0 million, less adjusted EBITDA for the first nine months of 2018 of $96.8 million, plus adjusted EBITDA for the first nine months of 2019 of $109.8 million.

Adoption of New Lease Accounting Standard
As previously disclosed, YETI became a large accelerated filer at the end of Fiscal 2019 and as such adopted the new lease standard, Accounting Standards Codification Topic 842 (“ASC 842”), on a modified retrospective basis, effective on the first day of Fiscal 2019. As a result, YETI recast certain amounts on its previously reported financial statements for the period ended September 28, 2019 to reflect the recognition of operating lease right-of-use assets, finance lease assets, operating lease liabilities and finance lease liabilities, and other reclassifications. The adoption of ASC 842 had no impact to previously reported results of operations for any interim period.

Conference Call Details
A conference call to discuss the third quarter of Fiscal 2020 financial results is scheduled for today, November 5, 2020, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers, please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13711595. A replay will be available through November 19, 2020.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to backpacks and bags, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes our customers. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
This press release includes financial measures that are not defined by GAAP, including adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA. We define adjusted operating income and adjusted net income as operating income and net income, respectively, adjusted for non-cash stock-based compensation expense, asset impairment charges, and, in the case of adjusted net income, also adjusted for the loss on modification and extinguishment of debt, including accelerated amortization of deferred financing fees resulting from early prepayments of debt, and the tax impact of all adjustments. Adjusted net income per share is calculated using adjusted net income, as defined above, and diluted weighted average shares outstanding. We define adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: non-cash stock-based compensation expense; asset impairment charges; loss on modification and extinguishment of debt, including accelerated amortization of deferred financing fees resulting from the early prepayment of debt.

Adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA are not defined by GAAP and may not be comparable to similarly titled measures reported by other entities. We use these non-GAAP measures, along with GAAP measures, as a measure of profitability. These measures help us compare our performance to other companies by removing the impact of the effect of operating in different tax jurisdictions; the impact of our asset base, which can vary depending on the book value of assets and methods used to compute depreciation and amortization; the effect of non-cash stock-based compensation expense, which can vary based on plan design, share price, share price volatility, and the expected lives of equity instruments granted; as well as certain expenses related to what we believe are events of a non-recurring nature. We also disclose adjusted operating income, adjusted net income, and adjusted EBITDA as a percentage of net sales to provide a measure of relative profitability.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted operating income, adjusted net income, and adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense, the effect of asset impairments, and loss on modification and extinguishment of debt. Because of these limitations, we rely primarily on our GAAP results. In addition, in the case of our disclosure of adjusted EBITDA on a trailing twelve month basis, we believe the presentation of our net debt to adjusted EBITDA ratio, which is measured based on our trailing twelve month adjusted EBITDA, also provides a useful measure to our investors of our debt leverage and ability to meet our financial obligations.

In the future, we may incur expenses similar to those for which adjustments are made in calculating adjusted operating income, adjusted net income, and adjusted EBITDA. Our presentation of these non-GAAP measures should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Revised Non-GAAP Financial Measures Beginning in Fiscal 2020
As previously disclosed, following YETI’s initial full year as a public company and beginning with the first quarter of Fiscal 2020, YETI revised its definitions of certain non-GAAP financial measures by eliminating various adjustments. These revisions are intended to align with how management will evaluate the performance of the business going forward. Specifically, YETI no longer includes adjustments for investments in new retail locations and international market expansion, transition to the ongoing senior management team, and transition to a public company.
YETI has recast its historical 2019 non-GAAP financial measures to conform to the revised definitions on its investor relations website at http://investors.yeti.com.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, statements relating to the current and future impacts of the COVID-19 pandemic on our business and all statements relating to our expectations for opportunity or growth, including those set forth in the quote from YETI’s President and CEO, and the fourth quarter 2020 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) uncertainty regarding global economic conditions, particularly the uncertainty related to the duration and impact of the rapidly evolving COVID-19 pandemic, including its impact on global economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) our ability to accurately forecast demand for our products and our results of operations; (xii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiv) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. You should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 28, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended March 28, 2020 and June 27, 2020, for a more extensive list of factors, that may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC, that could affect results. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.
The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result.
Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com
Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net sales	$294,603	$229,125	$715,953	$616,132
Cost of goods sold	120,627	109,049	311,994	303,152
Gross profit	173,976	120,076	403,959	312,980
Selling, general, and administrative expenses	103,864	86,071	271,152	235,191
Operating income	70,112	34,005	132,807	77,789
Interest expense	(1,963)	(5,319)	(7,730)	(17,081)
Other expense	(82)	(304)	(1,020)	(192)
Income before income taxes	68,067	28,382	124,057	60,516
Income tax expense	(16,622)	(7,080)	(30,650)	(14,824)
Net income	$51,445	$21,302	$93,407	$45,692

Net income per share
Basic	$0.59	$0.25	$1.07	$0.54
Diluted	$0.58	$0.25	$1.07	$0.53

Weighted-average common shares outstanding
Basic	87,032	85,285	86,933	84,686
Diluted	88,094	86,373	87,677	86,152

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	September 26, 2020	December 28, 2019	September 28, 2019(1)
ASSETS
Current assets
Cash	$234,813	$72,515	$34,557
Accounts receivable, net	71,189	82,688	74,758
Inventory	134,632	185,700	209,154
Prepaid expenses and other current assets	14,069	19,644	14,133
Total current assets	454,703	360,547	332,602
Property and equipment, net	75,355	82,610	82,415
Operating lease right-of-use assets	34,652	37,768	38,650
Goodwill	54,293	54,293	54,293
Intangible assets, net	91,572	90,850	90,692
Deferred income taxes	1,114	1,082	33
Deferred charges and other assets	883	2,389	1,663
Total assets	$712,572	$629,539	$600,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$101,850	$83,823	$105,514
Accrued expenses and other current liabilities	56,390	42,088	37,325
Taxes payable	14,333	3,329	2,863
Accrued payroll and related costs	17,735	18,119	12,362
Operating lease liabilities	8,425	7,768	6,705
Current maturities of long-term debt	20,819	15,185	42,319
Total current liabilities	219,552	170,312	207,088
Long-term debt, net of current portion	215,823	281,715	253,692
Operating lease liabilities, non-current	37,679	42,200	44,382
Other liabilities	16,885	13,307	7,326
Total liabilities	489,939	507,534	512,488

Commitments and contingencies

Stockholders’ Equity
Common stock, par value $0.01; 600,000 shares authorized; 87,064, 86,774, and 85,775 shares outstanding at September 26, 2020, December 28, 2019, and September 29, 2019, respectively	871	868	858
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	317,996	310,678	281,418
Accumulated deficit	(96,138)	(189,545)	(194,287)
Accumulated other comprehensive income (loss)	(96)	4	(129)
Total stockholders’ equity	222,633	122,005	87,860
Total liabilities and stockholders’ equity	$712,572	$629,539	$600,348
_________________________
(1) We adopted the new lease standard, ASC 842, on a modified retrospective basis, effective on the first day of Fiscal 2019. In accordance with the standard, we recast certain amounts on our unaudited condensed consolidated balance sheet to reflect the recognition of operating lease right-of-use assets, finance lease assets, operating lease liabilities and finance lease liabilities, and other reclassifications.

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	September 26, 2020	September 28, 2019(1)
Cash Flows from Operating Activities:
Net income	$93,407	$45,692
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,835	21,220
Amortization of deferred financing fees	712	1,694
Stock-based compensation	6,315	10,399
Deferred income taxes	732	9,874
Other	1,414	—
Impairment of long-lived assets	632	540
Loss on prepayment of debt	418	—
Changes in operating assets and liabilities:
Accounts receivable, net	10,236	(12,086)
Inventory	50,943	(64,136)
Other current assets	5,570	(1,076)
Accounts payable and accrued expenses	31,537	27,705
Taxes payable	11,019	(3,556)
Other	3,329	(9,683)
Net cash provided by operating activities	239,099	26,587
Cash Flows from Investing Activities:
Purchases of property and equipment	(10,904)	(24,249)
Additions of intangibles, net	(5,377)	(14,991)
Net cash used in investing activities	(16,281)	(39,240)
Cash Flows from Financing Activities:
Borrowings under revolving line of credit	50,000	—
Repayments under revolving line of credit	(50,000)	—
Repayments of long-term debt	(61,250)	(34,875)
Proceeds from employee stock transactions	2,033	2,708
Taxes paid in connection with employee stock transactions	(1,027)	—
Dividends	—	(636)
Finance lease principal payment	(138)	(29)
Net cash used in financing activities	(60,382)	(32,832)
Effect of exchange rate changes on cash	(138)	(9)
Net increase (decrease) in cash	162,298	(45,494)
Cash, beginning of period	72,515	80,051
Cash, end of period	$234,813	$34,557
_________________________
(1) We adopted the new lease standard, ASC 842, on a modified retrospective basis, effective on the first day of Fiscal 2019. In accordance with the standard, we recast certain amounts on our unaudited condensed consolidated statement of cash flows to reflect the recognition of operating lease right-of-use assets, finance lease assets, operating lease liabilities and finance lease liabilities, and other reclassifications our unaudited condensed consolidated balance sheet.

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Operating income	$70,112	$34,005	$132,807	$77,789
Adjustments:
Non-cash stock-based compensation expense(1)	2,279	2,113	6,315	10,399
Long-lived asset impairment(1)	—	443	632	540
Adjusted operating income	$72,391	$36,561	$139,754	$88,728

Net income	$51,445	$21,302	$93,407	$45,692
Adjustments:
Non-cash stock-based compensation expense(1)	2,279	2,113	6,315	10,399
Long-lived asset impairment(1)	—	443	632	540
Loss on prepayment of debt(2)	418	—	418	—
Tax impact of adjusting items(3)	(661)	(626)	(1,804)	(2,680)
Adjusted net income	$53,481	$23,232	$98,968	$53,951

Net income	$51,445	$21,302	$93,407	$45,692
Adjustments:
Interest expense	1,963	5,319	7,730	17,081
Income tax expense	16,622	7,080	30,650	14,824
Depreciation and amortization expense(4)	7,476	7,419	22,835	21,220
Non-cash stock-based compensation expense(1)	2,279	2,113	6,315	10,399
Long-lived asset impairment(1)	—	443	632	540
Loss on prepayment of debt(2)	418	—	418	—
Adjusted EBITDA	$80,203	$43,676	$161,987	$109,756

Net sales	$294,603	$229,125	$715,953	$616,132
Operating income as a % of net sales	23.8%	14.8%	18.5%	12.6%
Adjusted operating income as a % of net sales	24.6%	16.0%	19.5%	14.4%
Net income as a % of net sales	17.5%	9.3%	13.0%	7.4%
Adjusted net income as a % of net sales	18.2%	10.1%	13.8%	8.8%
Adjusted EBITDA as a % of net sales	27.2%	19.1%	22.6%	17.8%

Net income per diluted share	$0.58	$0.25	$1.07	$0.53
Adjusted net income per diluted share	$0.61	$0.27	$1.13	$0.63
Weighted average common shares outstanding - diluted	88,094	86,373	87,677	86,152
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents the accelerated amortization of deferred financing fees resulting from the voluntary prepayments of our term loan.
(3)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for both the three months ended September 26, 2020 and September 28, 2019. For both the nine months ended September 26, 2020 and September 28, 2019, the tax rate used to calculate the tax impact of adjustments was 24.5%.
(4)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.

YETI HOLDINGS, INC.
FOURTH QUARTER OF FISCAL 2020 OUTLOOK
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands except per share amounts)

	Fourth Quarter of Fiscal 2020
	Low	High
Net income	$48,110	$50,948
Adjustments:
Non-cash stock-based compensation expense(1)	2,582	2,582
Tax impact of adjusting items(2)	(633)	(633)
Adjusted net income	$50,059	$52,897

Net sales	$342,151	$345,349
Net income as a % of net sales	14.1%	14.8%
Adjusted net income as a % of net sales	14.6%	15.3%

Net income per diluted share	$0.55	$0.58
Adjusted net income per diluted share	$0.57	$0.60
Weighted average common shares outstanding - diluted	87,961	87,961
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents tax impact of adjustments calculated at an expected statutory tax rate of 24.5%.